Exhibit 13.3

April 24, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by China Eastern Airlines Corporation Limited (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F, as part of the Form 20-F of China Eastern Airlines Corporation Limited dated April 24, 2013. We agree with the statements concerning our Firm in such Form 20-F.

Very truly yours,

By: /s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Hong Kong